MEDICUS PHARMA LTD. ENTERS INTO STANDBY EQUITY PURCHASE
AGREEMENT AND ANNOUNCES INTENTION TO VOLUNTARILY DELIST FROM
THE TSX VENTURE EXCHANGE (TSXV)

Medicus Pharma Ltd.'s shares will remain listed on the NASDAQ Capital Market

Toronto, Ontario & Philadelphia, PA - February 11, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) ("Medicus" or the "Company") today announced that it has entered into a Standby Equity Purchase Agreement (the "SEPA") with YA II PN, LTD (the "Investor"), an investment fund managed by Yorkville Advisors Global, LP. Pursuant to the SEPA, the Company has the option, at its sole discretion, to sell up to US$15,000,000 of the Company's common shares (the "Shares") to the Investor at any time during the 36-months following the date of the SEPA.

The Investor's obligation to purchase Shares is subject to a number of conditions, including that the Company file a registration statement with the Securities and Exchange Commission (the "SEC") registering the resale of the Shares issuable thereunder, and that the registration statement is declared effective by the SEC.

The total number of Shares issuable under the terms of the SEPA is limited to a number equivalent to 19.99% of the outstanding Shares as of the date of the SEPA unless certain pricing conditions are met, which could have the effect of limiting the total proceeds made available to the Company under the SEPA. The issuance of Shares under the SEPA is subject to further limitations, including that the Shares beneficially owned by the Investor and its affiliates at any one time will not exceed 4.99% of the then-outstanding Shares.

Shares issued and sold to the Investor under the SEPA will be priced at 97% of the Market Price (as defined in the SEPA) of the Shares during a specified three-day pricing period. The Company reserves the right to set a minimum acceptable price for the Share issuances.

For further information on the SEPA, including important terms and conditions, please see the Company's filings with the SEC, including the Company's Current Reports on Form 8-K filed with the SEC from time to time.

TSXV Delisting

The Company also today announced that the Company's board of directors has approved the voluntary delisting (the "Delisting") of the Shares from the TSX Venture Exchange (the "TSXV"). The Company has submitted an application to the TSXV to complete such Delisting in due course. Following review of the Company's application, the Delisting will be subject to the approval of the TSXV and the satisfaction of all necessary conditions. The Shares will continue to be listed on The Nasdaq Capital Market ("Nasdaq") under the symbol "MDCX" and shareholders will be able to continue to trade their Shares through Nasdaq.

Trading on Nasdaq represents the large majority of the Company's trading volume. Given the low trading volume on the TSXV, the Company has determined, after due consideration, that maintaining the TSXV listing does not form part of the Company's go-forward capital markets strategy. The Company is not required to seek shareholder approval for the Delisting since an alternative market for the Shares exists on Nasdaq.

Medicus will remain a "reporting issuer" in Canada and will continue to provide disclosure on SEDAR+ as required by applicable Canadian securities laws. Additional information regarding the Delisting application will be disseminated in due course.

Many brokers in Canada, including discount and online brokers, can buy and sell securities listed on Nasdaq. Shareholders holding Shares in Canadian brokerage accounts may contact their brokers to confirm how to trade their Shares on Nasdaq.

For further information contact:

Carolyn Bonner, President
(610) 636-0184
cbonner@medicuspharma.com

Jeremy Feffer
LifeSci Advisors
(212) 915-2568
jfeffer@lifesciadvisors.com

About Medicus Pharma Ltd:

Medicus Pharma Ltd. (Nasdaq: MDCX, TSXV: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using patented dissolvable microneedle patch to deliver chemotherapeutic agent to eradicate tumors cells. The Company has completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company submitted a Phase 2 IND clinical protocol to the FDA in January 2024 for a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003) that is expected to randomize up to 60 patients. The study is designed to evaluate the efficacy of two dose of two dose levels (100 and 200 ug) of D-MNA compared to placebo (P-MNA) in subjects with nodular BCC. Patient recruitment is currently underway in nine sites across the United States.

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the amount of Shares the Company may issue pursuant to the SEPA, if any, the terms and conditions of the SEPA, including the requirement to have an effective registration statement with the SEC, the Company's intention to delist the Shares from the TSXV, including approval from the TSXV and the timing thereof and the expectation that a market will continue to exist for the Shares on Nasdaq. Forward-looking statements are often but not always identified by the use of such terms as "may", "might", "will", "will likely result", "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions.

These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's public filings on SEDAR+ and on EDGAR, which may impact, among other things, the trading price and liquidity of the Shares. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof, and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Readers are cautioned that the foregoing list is not exhaustive and readers are encouraged to review the Company's long form prospectus accessible on the Company's profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.